Exhibit 99.1

      Kodak Reports 1st-Quarter Net Loss of 50 Cents Per Share;
  Earnings Excluding Non-Operational Items Total 3 Cents Per Share;
      Company Reiterates Full-Year Operational Earnings Guidance


    ROCHESTER, N.Y.--(BUSINESS WIRE)--April 22, 2005--Eastman Kodak Company (NYSE:EK) reported a first-quarter net loss of 50 cents per share, on a revenue decrease of 3%. The loss reflects charges for focused cost reductions, while the company's sales reflect a decline in traditional products and services of 18% and an increase in the digital portfolio of 23%.
    Kodak's reported net loss for the quarter included a non-operational charge that reduced earnings, on a net basis, by 53 cents per share, reflecting focused cost reductions announced in January 2004. By removing the cost-reduction charge from the calculation of earnings, Kodak had operational earnings per share of 3 cents in the first quarter. The savings generated by the prior focused cost reduction activities were offset by lower sales of traditional products, rising raw material prices, and costs associated with NexPress Solutions, which Kodak acquired in May 2004.
    The company also reiterated its per-share operational earnings guidance of $2.60 to $2.90 for all of 2005.

    For the first quarter of 2005:

    -- Sales totaled $2.832 billion, a decrease of 3% from $2.920 billion in the first quarter of 2004. Excluding foreign exchange, sales decreased 5%.

    -- The company reported a net loss of $142 million, or 50 cents per share, compared with net income of $21 million, or 7 cents per share, in the first quarter of 2004. The first-quarter 2004 earnings include income from discontinued operations of 4 cents per share, reflecting the operations of the company's Remote Sensing Systems business, which was sold to ITT Industries Inc. in August 2004.

    -- Earnings from continuing operations, excluding the impact of the non-operational charge, were $9 million, or 3 cents per share. The earnings included higher-than-expected fixed costs of 7 cents associated with year-end traditional manufacturing slowdowns; a charge of 4 cents to terminate a consumer photofinishing contract; and costs of 2 cents associated with completing the recent accounting review. Additionally, in the year-ago quarter, the company recorded a tax benefit of 10 cents per share, which was offset in part by a charge of 3 cents per share for an inventory adjustment related to the acquisition of Scitex Digital Printing (Kodak Versamark). In the first quarter of 2004, earnings from continuing operations, excluding non-operational items, were $70 million, or 24 cents per share.

    "While the first quarter's performance was disappointing, such short-term volatility is to be expected as we transform Kodak into a digital company," said Kodak Chairman and Chief Executive Officer Daniel A. Carp. "We remain committed to increasing the value of the company over the long-term by delivering on our annual plans. We expect to do that in 2005 and beyond."
    Recent examples of Kodak's success in digital markets include increased sales of Kodak Versamark's market-leading printing systems, used by commercial printers, and broad consumer acceptance of KODAK EASYSHARE Printer Docks, KODAK Picture Maker kiosks, and KODAK EASYSHARE digital cameras, all of which rank first in market share in the U.S. In the first quarter, the company's digital revenue rose 23%, reflecting growth of 17% in January and February combined, followed by a 31% increase in March.
    "The first quarter is the smallest in terms of revenue, and small changes in sales tend to have an exaggerated effect on our earnings in that period," said Kodak President and Chief Operating Officer Antonio
M. Perez. "January and February were soft for reasons that we understand, and we took actions mid-way through the quarter that resulted in much stronger performance in March. This makes us more confident of achieving our two key milestones for the year: digital revenue exceeding traditional revenue, and digital earnings growth exceeding the traditional earnings decline. We are successfully implementing our digital growth strategy, and we continue to redesign our cost structure to achieve our financial goals. As a result, we remain confident of achieving our full-year guidance."

    Other first-quarter 2005 details from continuing operations:

    -- For the quarter, operating cash flow excluding acquisitions was a negative $258 million, compared with a negative $140 million for the first quarter of 2004. The reduction in cash flow reflects in part higher inventories and higher restructuring payments. (Kodak defines operating cash flow excluding acquisitions as net cash provided by continuing operations, as determined under Generally Accepted Accounting Principles in the U.S. (U.S. GAAP), plus proceeds from the sale of assets, minus capital expenditures, investments in unconsolidated affiliates and dividends.)

    -- Debt increased $88 million from the year-end 2004 level to $2.409 billion. The debt-to-capital ratio increased to 39.7% from 37.9% at the end of 2004. The company's cash balance remains strong at $1.031 billion at the end of the first quarter, compared with $1.255 billion at the end of 2004.

    -- Gross Profit on an operational basis was 28.1%, down from the year-ago level of 28.5%.

    -- Selling, General and Administrative expenses on an operational basis were 20.6 % of sales, up from 18.8% in the year-ago quarter.

    Following are segment results from continuing operations for the first quarter of 2005. The company does not allocate restructuring charges to individual business segments.

    -- Digital & Film Imaging Systems segment sales totaled $1.801 billion, down 9%. Earnings from operations for the segment were $4 million, compared with $25 million a year ago. Included in the 2005 earnings is a non-recurring charge of $16 million to terminate a consumer photofinishing contract. Highlights for the quarter include a 68% increase in the sales of KODAK Picture Maker kiosks and related media; a 42% increase in KODAK Printer Docks and related media; and a 24% increase in consumer digital capture sales, which includes the KODAK EASYSHARE line of cameras. On the traditional side, Kodak's sales of consumer film to dealers fell 29% worldwide and 17% in the U.S., reflecting temporary inventory reductions among retailers, especially in China. The company's view of the industrywide consumer film decline in 2005, on a volume basis, remains 20% worldwide and 30% in the U.S. Sales of motion-picture origination and print film grew 6%.

    -- Health sales were $626 million, down 1%. Earnings from operations for the segment were $71 million, compared with $95 million a year ago. The performance reflects lower-than-expected sales across the portfolio of digital products and services, the result of operational issues that the company is actively addressing. These issues relate to the performance of a limited number of screens used in computed radiography machines, which the company has already addressed, as well as the delayed installation of certain health-care information systems. The company is working actively to improve installation performance. The x-ray and laser printer businesses performed as expected.

    -- Graphic Communications sales were $368 million, up 30%, largely reflecting the acquisition in 2004 of the remainder of the NexPress joint venture. The loss from operations was $20 million on a GAAP and operational basis, compared with break-even results on a GAAP basis and earnings of $9 million on an operational basis in the year-ago period, reflecting the dilution of NexPress. The acquired companies continue to perform as expected, and the newly acquired Kodak Polychrome Graphics will provide immediate earnings contributions for the remainder of the year.

    -- All Other sales were $37 million, up 32% from the year-ago quarter. The loss from operations totaled $42 million, compared with a loss of $35 million a year ago. The loss primarily reflects increased investments in new technology. The All Other category includes the Display & Components operation and other miscellaneous businesses.

    Outlook

    -- As noted above, the company reiterated its operational earnings guidance of $2.60 to $2.90 per share for all of 2005. (The company is unable to provide guidance on a GAAP basis because costs associated with restructuring activities cannot be reasonably predicted.)

    -- The company continues to expect that operating cash flow this year, excluding acquisitions, will range from $400 million to $600 million.

    Operational items are non-GAAP financial measures as defined by the Securities and Exchange Commission's final rules under "Conditions for Use of Non-GAAP Financial Measures." Reconciliations of operational items included in this press release to the most directly comparable GAAP financial measures can be found in the Financial Discussion Document attached to this press release.
    Certain statements in this press release may be forward looking in nature, or "forward-looking statements" as defined in the United States Private Securities Litigation Reform Act of 1995. For example, references to expectations for the Company's earnings, and cash generation are forward-looking statements.
    Actual results may differ from those expressed or implied in forward-looking statements. In addition, any forward-looking statements represent our estimates only as of the date they are made, and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change. The forward-looking statements contained in this press release are subject to a number of factors and uncertainties, including the successful:

    -- Implementation of our digitally oriented growth strategy, including the related implementation of our three-year cost reduction program;

    --  Implementation of our debt management program;

    -- Implementation of product strategies (including digital products, category expansion and digitization);

    --  Implementation of intellectual property licensing strategies;

    --  Development and implementation of e-commerce strategies;

    -- Completion of information systems upgrades, including SAP, our enterprise system software;

    --  Completion of various portfolio actions;

    --  Reduction of inventories;

    --  Completion of focused capital expenditures;

    --  Integration of newly acquired businesses;

    --  Performance of accounts receivable;

    --  Improvement in manufacturing productivity and techniques;

    --  Improvement in supply chain efficiency;

    -- Implementation of future focused cost reductions, including personnel reductions; and

    -- Development of our business in emerging markets like China, India, Brazil, Mexico and Russia;

    Forward-looking statements contained in this press release are subject to the following additional risk factors:

    -- Inherent unpredictability of currency fluctuations and raw material costs;

    -- Changes in our debt credit ratings and our ability to access capital markets;

    --  Competitive actions, including pricing;

    -- The nature and pace of technology evolution, including the analog-to-digital transition;

    --  Continuing customer consolidation and buying power;

    -- Current and future proposed changes to tax laws, as well as other factors which could adversely impact our effective tax rate in the future;

    -- General economic, business, geopolitical, regulatory and public health conditions;

    --  Market growth predictions, and;

    -- Other factors and uncertainties disclosed from time to time in our filings with the Securities and Exchange Commission.

    Any forward-looking statements in this press release should be evaluated in light of these important factors and uncertainties.
    Editor's Note: For additional information about Kodak, visit our web site at www.kodak.com

    2005

    CONTACT: Eastman Kodak Company
             Media Contacts:
             Gerard Meuchner, 585-724-4513
             gerard.meuchner@kodak.com
             or
             David Lanzillo, 585-781-5481
             david.lanzillo@kodak.com
             or
             Investor Relations Contacts:
             Don Flick, 585-724-4352
             donald.flick@kodak.com
             or
             Patty Yahn-Urlaub, 585-724-4683
             patty.yahn-urlaub@kodak.com
             or
             Carol Wilke, 585-724-6791
             carol.wilke@kodak.com